UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

December 18, 2003

Date of Report (Date of earliest event reported)

Commission File Number: 000-27743

PAC-WEST TELECOMM, INC.

(Exact name of registrant as specified in its charter)

California	68-0383568
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1776 W. March Lane, Suite 250	95207
Stockton, California	(Zip Code)
(Address of principal executive offices)

(209) 926-3300

(Registrant's telephone number, including area code)

Item 7. Financial Statements and Exhibits.

(c) Exhibits.
99.1	Press Release, dated December 18, 2003.

Item 9. Regulation FD Disclosure.

On December 18, 2003, Pac-West Telecomm, Inc., a California corporation ("Pac-West," or the "Company"), issued a press release announcing that its previously announced cash tender offer to purchase up to $59.0 million, or approximately 62.0%, of the $95.1 million outstanding principal amount of its Series B 13.5% Senior Notes due 2009 and related consent solicitation expired at 5:00 p.m., New York City time today. In addition, at a special meeting of Pac-West's shareholders held earlier today, shareholders approved two proposals related to the previously announced financing transaction with Deutsche Bank AG - New York, acting through DB Advisors, LLC, as investment advisor.

Ravi Brar, Pac-West's CFO, said, "We are very pleased that our bondholders and shareholders support this financing. Through this transaction, we continue to fulfill our obligations to our bondholders while improving financial performance and growth prospects for our shareholders by reducing interest payments and restrictive covenants."

Pac-West has been advised by the depositary for the tender offer and consent solicitation that $79.3 million in aggregate principal amount, or approximately 83.4%, of the outstanding Senior Notes had been validly tendered and not withdrawn as of the expiration time. The amount of Senior Notes tendered and not withdrawn prior to the expiration time exceeds the $59.0 million maximum principal amount of the Senior Notes the Company offered to purchase. As a result, Pac-West expects to accept about $59.0 million in principal amount of Senior Notes validly tendered and not withdrawn on a pro-rata basis based upon the relative principal amount of Senior Notes tendered by each noteholder (rounding to the nearest $1,000 in principal amount). Following settlement of the tender offer and consent solicitation, Pac-West expects to have remaining outstanding about $36.1 million in aggregate principal amount of its Senior Notes.

At a special meeting of Pac-West shareholders held earlier today, shareholders voted in favor of a resolution approving the issuance to Deutsche Bank of warrants to purchase 26,666,667 shares of Pac-West's common stock at an exercise price of $1.50 per share and the common stock issuance upon exercise of such warrants. Pac-West's shareholders also voted in favor of a resolution ratifying all other matters related to the issuance of the warrants and the common stock issuable upon exercise of the warrants, including the financing transactions with Deutsche Bank pursuant to which the warrants are intended to be issued. As previously announced, as part of the financing transaction, Pac- West agreed to sell to Deutsche Bank a senior secured note in the principal amount of $40.0 million in addition to the warrants described above in exchange for $40.0 million less certain expenses.

Pac-West currently expects that the tender offer and consent solicitation will settle and the related financing transactions with Deutsche Bank will close on Friday, December 19, 2003.

A copy of the press release is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PAC-WEST TELECOMM, INC.

(Registrant)

Dated: December 18, 2003

By: /s/ H. Ravi Brar

H. Ravi Brar
Chief Financial Officer

INDEX TO EXHIBITS

99.1	Press Release, dated December 18, 2003.